Exhibit 99.1

321 SOUTH BOSTON SUITE 1000, TULSA, OK 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES COMPLETION OF A LIQUIDITY ENHANCING TRANSACTION AND NOTE EXCHANGE

Tulsa - (Business Wire) — May 21, 2015 - Midstates Petroleum Company, Inc. (NYSE: MPO) (“Midstates” or the “Company”) announced today that it has completed a series of transactions that substantially increase its liquidity to approximately $420 million.

The Company completed a private offering of Senior Secured Second Lien Notes (“Second Lien Notes”) at par with an aggregate principal amount of $625 million and an annual interest rate of 10%.  A portion of the net proceeds were used to fully repay borrowings under the Company’s revolving credit facility, with the remainder held in cash for general corporate purposes.

Concurrently with the offering of Second Lien Notes, the Company exchanged approximately $279.8 million of its 10.75% Senior Unsecured Notes due 2020 and approximately $350.3 million of its 9.25% Senior Unsecured Notes due 2021 for new Third Lien Senior Secured Notes (“Third Lien Notes”) in an aggregate principal amount of $504.1 million, representing an exchange at 80% of par value. The Third Lien Notes will pay cash interest of 10% and pay-in-kind interest of 2%, per annum.

The Company also amended its revolving credit facility to provide additional covenant flexibility and allow for the Second Lien Notes issuance and exchange transactions. Upon completion of the transaction, the Company’s borrowing base under its revolving credit facility was reduced to $253 million.  The next borrowing base redetermination is scheduled for October 2015.

Jake Brace, Midstates’ President and CEO commented, “We are very pleased to announce the successful completion of this transaction which gives Midstates a significant boost to liquidity and enables us to continue to exploit our premier Mississippian Lime asset.  We evaluated multiple alternatives and concluded that this comprehensive transaction was the best option for all stakeholders, and will provide the Company a substantial runway to prosper in a variety of commodity price environments.”

Mr. Brace continued, “Entering 2015, our immediate focus was on delivering operational excellence and strengthening our liquidity and balance sheet.  We have been and are continuing to execute on our strategy of exercising capital discipline and maximizing returns.  Our outstanding operational performance to date in 2015, coupled with the flexibility this transaction provides, better positions us to maximize the value of our asset base for all our stakeholders.”

Evercore Group LLC acted as financial advisor and Kirkland & Ellis LLP provided legal advice for these transactions.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended.  The words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain such identifying words.  Forward-looking statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  All forward looking statements speak only as of the date they are made and the Company undertakes no obligation to update any forward-looking statements or to publicly announce any revisions to any such statements to reflect future events or developments. You should not place undue reliance on these forward looking statements.

The Second Lien Notes and Third Lien Notes (“Notes”) were not registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.  The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to other accredited investors or exempt purchasers, as applicable.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. The Company’s operations are currently focused on oilfields in the Mississippian Lime play in Oklahoma and the Anadarko Basin in Texas and Oklahoma.

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Contact:

Midstates Petroleum Company, Inc.

Jason McGlynn, Investor Relations, (918) 947-8614

Jason.McGlynn@midstatespetroleum.com

Al Petrie, Investor Relations, (713) 595-9427

Al.Petrie@midstatespetroleum.com

Chris Delange, Investor Relations, (713) 595-9411

Chris.Delange@midstatespetroleum.com